Exhibit No. EX-99.23(d)(2)(a)

                                    EXHIBIT A
                          INVESTMENT ADVISORY AGREEMENT
                                     BETWEEN
                        GARTMORE VARIABLE INSURANCE TRUST
                                       AND
                     GARTMORE GLOBAL ASSET MANAGEMENT TRUST

                      AMENDED, effective as of May 1, 2006

FUNDS OF THE TRUST                                                 ADVISORY FEES                            EFFECTIVE DATE
------------------                                                 -------------                            --------------
Gartmore GVIT Emerging Markets Fund(1)               1.05% on assets up to $500 million                       May 1, 2006
                                                     1.00% on assets of $500 million and more
                                                     but less than $2 billion
                                                     0.95% for assets of $2 billion and more

Gartmore GVIT International Growth Fund(1)           0.90% on assets up to $500 million                       May 1, 2006
                                                     0.85% on assets of $500 million and more
                                                     but less than $2 billion
                                                     0.80% for assets of $2 billion and more

Gartmore GVIT Global Financial                       0.90% on assets up to $500 million                       May 1, 2006
   Services Fund(1)                                  0.85% on assets of $500 million and more
                                                     but less than $2 billion
                                                     0.80% for assets of $2 billion and more

Gartmore GVIT Global Utilities Fund(1)               0.70%  on assets up to $500 million                      May 1, 2006
                                                     0.65% on assets of $500 million and
                                                     more but less than $2 billion
                                                     0.60% for assets of $2 billion and more

Gartmore GVIT Developing Markets Fund(1)             1.05% on assets up to $500 million                       May 1, 2006
                                                     1.00% on assets of $500 million or more
                                                     but less than $2 billion
                                                     0.95% for assets of $2 billion and more

--------------------
(1) Performance fees for the Gartmore GVIT Emerging Markets, Gartmore GVIT Developing Markets, Gartmore GVIT International Growth, Gartmore GVIT Global Financial Services and Gartmore GVIT Global Utilities Funds.

The base advisory fee for these Funds as set forth above is adjusted each quarter beginning one year after implementation of the Performance Fee, depending upon a Fund's investment performance for the 12 months preceding the

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end of that month relative to the investment performance of each respective
Fund's benchmark as listed below. The base fee is either increased or decreased proportionately by the following amounts at each breakpoint, based upon whether a Fund has out-performed or under-performed its respective benchmark (using the performance of each such Fund's Class III Shares to measure), by more or less than a maximum of 500 basis points over the preceding rolling 12 month period as follows:

                +/- 100 bps under/outperformance            +/- 2bps
                +/- 200 bps under/outperformance            +/- 4bps
                +/- 300 bps under/outperformance            +/- 6bps
                +/- 400 bps under/outperformance            +/- 8bps
                +/- 500 bps or more under/outperformance    +/- 10bps

The investment performance of each Fund will be the sum of: (1) the change in each Fund's value during such period; (2) the value of the Fund's cash distributions (from net income and realized net gains) having an ex-dividend date during such calculation period; and (3) the value of any capital gains taxes paid or accrued during such calculation period for undistributed realized long-term capital gains from the Fund. For this purpose, the value of distributions per share of realized capital gains, of dividends per share paid from investment income and of capital gains taxes per share reinvested in the Fund will be the Fund's value in effect at the close of business on the record date for the payment of such distributions and the date on which provision is made for such taxes, after giving effect to such distribution, dividends and taxes.

A description of the specific methodology for calculating, accruing and paying the performance fees for the above-referenced Funds is set forth in Exhibit B to this Agreement.

BENCHMARK INDEX PERFORMANCE:
----------------------------

         The performance of each respective benchmark Index for a calculation period, expressed as a percentage of each Index, at the beginning of such period will be the sum of: (1) the change in the level of the Index during such period; and (2) the value, as calculated consistent with the Index, of cash distributions having an ex-dividend date during such period made by those companies whose securities comprise the Index. For this purpose, cash distributions on the securities that comprise the Index will be treated as if they were reinvested in the Index at least as frequently as the end of each calendar quarter following payment of the dividend.

BENCHMARK INDICES:
------------------

1.       Gartmore GVIT Emerging Markets Fund            MSCI Emerging Markets  Index
2.       Gartmore GVIT International Growth Fund        MSCI All Country World Free ex U.S. Index
3.       Gartmore GVIT Global Financial Services Fund   MSCI World Financial Index
4.       Gartmore GVIT Global Utilities Fund            60% MSCI World Telecom Services Index/40%
                                                        MSCI World Utilities Service Index
5.       Gartmore GVIT Developing Markets Fund          MSCI Emerging Markets Index

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